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                                                                    EXHIBIT 99.1

[RGA LOGO]

                                                            NEWS

                                                For further information, contact
                                                Jack B. Lay
                                                Executive Vice President and
                                                Chief Financial Officer
                                                (636) 736-7439

FOR IMMEDIATE RELEASE


              RGA COMMENTS ON DEFINITIVE AGREEMENT BETWEEN METLIFE
                           AND GENAMERICA CORPORATION

         St. Louis, Missouri, August 26, 1999--Reinsurance Group of America, Incorporated (NYSE: RGA, RGA.A) said that MetLife and GenAmerica Corporation announced today that they have reached a definitive agreement whereby MetLife will acquire GenAmerica and its subsidiaries, including General American Life Insurance Company. Under this agreement, MetLife will gain effective control of RGA through General American's 53% equity ownership position. No other changes to RGA's ownership structure are currently anticipated.

         "MetLife's acquisition of General American is extremely positive for RGA," commented A. Greig Woodring, President and Chief Executive Officer. "This transaction will allow us to continue providing our clients the quality products, services and ideas they have come to expect from RGA. With MetLife's financial strength and support, we expect RGA to continue its growth, both domestically and internationally, far into the future."

         The transaction is expected to be completed in approximately four to six months and is subject to regulatory approval.

         Reinsurance Group of America, Incorporated, through its subsidiaries, RGA Reinsurance Company and RGA Life Reinsurance Company of Canada, is among the largest providers of life reinsurance in North America. In addition to its North American operations, Reinsurance Group of America, Incorporated has subsidiary companies or branch offices in Argentina, Australia, Barbados, Bermuda, Chile, Hong Kong, Japan, Mexico, Spain, South Africa, Taiwan, and the United Kingdom. Worldwide, the Company has more than $390 billion of life reinsurance in force. For more information about RGA, please visit the Company's Web site at www.rgare.com.
                                     -more-


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         Statements in this press release regarding the business of Reinsurance
Group of America, Incorporated and trading of its securities, possible future losses, and other statements which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Forward-Looking and Cautionary Statements" in the Company's Annual Report on Form 10-K for the most recently ended fiscal year.
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